UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2020

Vaxart, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35285	59-1212264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

290 Utah Ave. Suite 200, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 550-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, $0.10 par value	VXRT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

 Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 27, 2020, Vaxart, Inc. (the “Company”) entered into a definitive securities purchase agreement (the “Purchase Agreement”) with certain institutional and accredited investors to sell 4,000,000 shares of common stock, $0.10 par value per share, and warrants to purchase an aggregate of up to 2,000,000 shares of common stock (the “Warrants”), at a combined purchase price of $2.50 per share and accompanying Warrant (the “Offering”). The Offering has been completed on March 2, 2020.

Each Warrant entitles the holder to purchase one share of common stock at an exercise price of $2.50 per share, will be exercisable immediately upon issuance, and will expire five years from the date of issuance. The Warrants will be exercisable for cash, or, solely during any period when a registration statement for the exercise of the Warrants is not in effect, on a cashless basis. There is no established public trading market for the Warrants and we do not intend to list the Warrants on any national securities exchange or nationally recognized trading system.

The Company retained H.C. Wainwright &Co., LLC (“Wainwright”) to act as exclusive placement agent in connection with the Offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, acted as co-placement agent in connection with Offering. The Company has agreed to pay the placement agents a cash fee equal to 7.0% of the gross proceeds received from investors who purchase securities in the Offering, to reimburse Wainwright for $75,000 for non-accountable expenses in connection with the Offering, and to issue to the placement agents (or their designees) warrants to purchase up to 280,000 shares of common stock (the “Placement Agent Warrants”) as part of the compensation payable to it. The Placement Agent Warrants will be substantially on the same terms as the Warrants, except that the Placement Agent Warrants will have an exercise price of $3.125 per share and will expire five years from the effective date of the Offering.

Additionally, the Company has granted Wainwright a twelve-month right of first refusal to act as its sole book-running manager, sole underwriter, or sole placement agent for any further capital raising transactions undertaken by the Company and certain rights for a tail fee during the twelve-month period following expiration or termination of the Company’s engagement letter with Wainwright, subject to certain limitations.

The net proceeds from the Offering, after deducting the placement agent fees and expenses and other estimated offering expenses, were approximately $9.1 million.

The shares of common stock, the Warrants and Placement Agent Warrants (and the shares of common stock issuable upon exercise of the Warrants and the Placement Agent Warrants) were offered and sold pursuant to a prospectus, dated March 15, 2019, and a prospectus supplement, dated as of February 27, 2020, which was filed on March 2, 2020, in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-228910).

The Purchase Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business and investors and the public should look to other disclosures contained in the Company’s filings with the U.S. Securities and Exchange Commission.

The descriptions of terms and conditions of the Purchase Agreement, the Warrants, and the Placement Agent Warrants set forth herein do not purport to be complete and are qualified in their entirety by the full text of the form of Purchase Agreement, the form of Warrant, and the form of Placement Agent Warrant, which are attached hereto as Exhibits 10.1, 4.1 and 4.2, respectively, and incorporated herein by reference.

A copy of the opinion of Thompson Hine LLP relating to the legality of the securities offered by us in the Offering is attached as Exhibit 5.1 hereto.

On February 27, 2020, the Company issued a press release announcing its entry into the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This Current Report on Form 8-K does not constitute an offer to sell the securities or a solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01         Financial Statements and Exhibits.

(d) Exhibits:

4.1	Form of Warrant

4.2	Form of Placement Agent Warrant

5.1	Opinion of Thompson Hine LLP, dated March 2, 2020

10.1	Form of Securities Purchase Agreement, dated February 27, 2020, among the Company and the Purchasers named therein

23.1	Consent of Thompson Hine LLP (included in Exhibit 5.1 above)

99.1	Press release, dated February 27, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vaxart, Inc.

Date: March 2, 2020	By:	/s/ Wouter W. Latour, M.D.
Name: Wouter W. Latour, M.D.
Title: President and Chief Executive Officer